Exhibit 34

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT (this “Amendment”) to the Registration Rights Agreement, dated as of April 28, 2011 (the “Rights Agreement”), by and between SunPower Corporation, a Delaware corporation (the “Company”), and Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total G&P”), is made and entered into as of May 29, 2013 by and between the Company and Total G&P. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to them in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company and Total G&P desire to amend certain terms of the Rights Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, the Company and Total G&P hereby agree as follows:

1.	Amendments to Rights Agreement.

(a) Section 1.1(r) of the Rights Agreement is amended and restated in its entirety as follows:

““Registrable Securities” means (i) any shares of Common Stock currently held or hereafter acquired by Total G&P, (ii) other than for purposes of Section 2.1, any Convertible Debentures currently held or hereafter acquired by Total G&P, and (iii) any securities that may be issued or distributed in respect of any such securities described in clause (i) or (ii) above by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization, reclassification or similar transaction; provided, however, that Registrable Securities shall not include any securities described in clauses (i), (ii) or (iii) above that (A) have previously been sold to the public either pursuant to an effective registration statement or Rule 144, (B) are able to be sold without restriction (including any volume limitation) pursuant to Rule 144 or (C) have been sold in a private transaction in which the transferor’s rights pursuant to this Agreement are not validly transferred or assigned in accordance with this Agreement.”

(b) Section 1.1 of the Rights Agreement is amended to include new Section 1.1(jj) as follows:

““Convertible Debentures” means any debt instruments issued by the Company that are convertible into Common Stock, whether in whole or in part, including, without limitation, those certain Senior Convertible Debentures due 2018 issued by the Company on or about May 29, 2013.”

(c) Section 2.2(b)(i) of the Rights Agreement is amended and restated in its entirety as follows:

“If, with respect to a proposed registration of shares of Common Stock, the aggregate number of Registrable Securities proposed to be sold by Total G&P at any one time pursuant to the Requested Registration Statement will not exceed 5% of the then-outstanding Common Stock, or, with respect to a proposed registration of Convertible Debentures, the aggregate principal amount of Registrable Securities proposed to be sold by Total G&P pursuant to the Requested Registration Statement is less than $25 million USD;”

(d) Section 2.3(d) of the Rights Agreement is amended and restated in its entirety as follows:

“Priority of Securities Sold. Notwithstanding any other provision of this Section 2.3, if the managing underwriter advises Total G&P in writing that marketing factors require a limitation on the amount of securities to be underwritten, the managing underwriter may (subject to the limitations set forth below) limit the amount of securities to be included in the registration and underwriting. The amount of securities (including Registrable Securities) that are entitled to be included in the registration and underwriting shall be allocated as follows: (i) first, to Total G&P and (ii) second, to the Company (it being understood that the Company may allocate, at its discretion, for its own account or for the account of other holders or employees of the Company).”

(e) Section 2.4(b)(ii) of the Rights Agreement is amended and restated in its entirety as follows:

“If a person (including Total G&P) who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company or the underwriter, and any securities so excluded shall not be withdrawn from registration. If securities are so excluded and if the amount of securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.4(c), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the amount of securities so excluded, with such securities to be allocated among the persons requesting additional inclusion in the manner set forth in Section 2.4(c).”

(f) Section 2.4(c) of the Rights Agreement is amended and restated in its entirety as follows:

“Priority of Securities Sold. Notwithstanding any other provision of this Section 2.4, if the managing underwriter advises the Company in writing that marketing factors require a limitation on the amount of Registrable Securities to be underwritten, the managing underwriter may (subject to the limitations set forth below) limit the amount of securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration and the amount of securities that are entitled to be included in the registration and underwriting shall be allocated as follows: (i) first, to the Company for securities being sold for its own account and (ii) second, to Total G&P and any other holder of securities requesting to include such securities on such registration statement pro rata on the basis of the relative amount of Registrable Securities Total G&P has requested to be included in such registration and the amount of securities requested to be included in such registration by such third parties.”

(g) Section 3.2(a) of the Rights Agreement is amended and restated in its entirety as follows:

(i) “if to Total G&P, to:

Total Gas & Power USA, SAS

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attn: Arnaud Chaperon

cc: Stephen Douglas

Legal Director, Gas & Power

TOTAL S.A.

2 place Jean Millier, La Défense 6

92078 Paris La Défense Cedex France

Telephone: +331 4744 6768

Facsimile: +331 4744 3807

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road Palo Alto, CA 94304

Attn: David J. Segre

Attn: Michael Occhiolini

Facsimile: (650) 493-6811”

2. Agreement. All references to the “Agreement” set forth in the Rights Agreement shall be deemed to be references to the Rights Agreement as amended by this Amendment.

3. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

4. Confirmation of the Rights Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Rights Agreement remain unmodified and in full force and effect. The applicable provisions of Section 3.1 through and including Section 3.15 of the Rights Agreement, as amended herein, shall apply to this Amendment mutatis mutandis.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

SUNPOWER CORPORATION

By:	/s/ Signature
Name:
Title:

TOTAL GAS & POWER USA, SAS

By:	/s/ Bernard Clement
Name: Bernard Clement
Title:

[Signature Page to Amendment to Registration Rights Agreement]